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                                   EXHIBIT 21

                  SUBSIDIARIES OF FOOD 4 LESS HOLDINGS, INC.


Bay Area Warehouse Stores, Inc.Alpha Beta Company
Bell Markets, Inc.
Cala Co.
Cala Foods, Inc.
Crawford Stores, Inc.
Falley's Inc.
Food 4 Less GM, Inc.
Food 4 Less Merchandising, Inc.
Food 4 Less of California, Inc.
Food 4 Less of Southern California, Inc.
Ralphs Grocery Company